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                                                                     EXHIBIT 4.2

                                    LOAN NOTE





Certificate No: (number)



Amount of Loan Note:   $10,000,000 (Ten Million United States Dollars)



                      HTTP INSIGHTS LIMITED ("THE COMPANY")



                        COMPANY REGISTRATION NO: 4032598



         REGISTERED OFFICE ADDRESS: 46 BERKELEY SQUARE, LONDON, W1X 5DT




Issue of $10,000,000 (Ten Million United States Dollars) unsecured loan note ("the Loan Note") under the authority of the memorandum and articles of association of the Company and pursuant to a resolution of the directors dated
                     2000.


Interest at the rate of 2% above the London Interbank Official rate for the time being in force on the amount of the principal sum for the time being outstanding is payable. Payment of such interest to be made on redemption.



The Loan Note is issued subject to and with the benefit of the indorsed conditions which shall be deemed to be incorporated in this Certificate.



                                   CERTIFICATE

THIS IS TO CERTIFY THAT Nightingale Technologies Limited, a Company incorporated in Niue under Company Registration No 003632, of Villa 2, Khalydia 42127, Abu Dhabi, United Arab Emirates is the registered holder of a $10,000,000 (Ten Million Dollars) Loan Note (hereinafter referred to as "the Noteholder")

                                              (signature (and common seal)
                                                                (date)



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NOTE: This certificate must be surrendered before any redemption of the whole or any part of the Loan Notes represented by it can be registered. No Loan Notes can be transferred.


                                 THE CONDITIONS


1.     DEFINITIONS AND INTERPRETATIONS

1.1 In these conditions and the attached Certificate the following expressions have the following meanings:-

1.1.1 "the Company" means HTTP Insights Limited whose registered office address if 46 Berkeley Square, London, W1J 5AT (Company Registration No 4205298)

1.1.2 "the Loan Note" means the $10,000,000 (Ten Million United States Dollars) unsecured Loan Note of this issue or the amount for the time being issued and outstanding.

1.1.3 "the Noteholder" means the registered holder for the time being of the Loan Note

1.2 Words denoting the singular number only shall include the plural and vice versa words denoting gender shall include every gender and words denoting persons only shall include corporations or bodies unincorporated.

1.3 References to any statute or statutory provision include a reference to that statute or statutory provision as from time to time amended extended or reenacted.

1.4 The headings in these conditions are for ease of reference only and shall not affect their interpretation.

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2.     COVENANT

The Company covenants to comply with these conditions which with the attached Certificate shall constitute one and the same instrument and their provisions shall be binding upon the Company and the Noteholder.


3.     TERM

The Company covenants to repay the sum due to the Noteholder in accordance with the conditions of this Loan Note on or before the expiration of three years from the date hereof unless prior demand shall have been made as hereinafter provided.


4.     INTEREST

In respect of the period from and including the date of issue ofthe attached Certificate until such time as the Loan Notes referred to in the attached Certificate are redeemed the Company shall pay the Noteholder of such Loan Notes interest at the rate and at the times set out on the Certificate. Interest shall be deemed to accrue on the Loan Notes from day to day on the basis of a 365 day year.

5.     REDEMPTION

5.1 The Noteholder shall be entitled at any time after the Company ceases to be a wholly owned subsidiary of the Noteholder to require redemption ofthe whole of the Loan Note at par upon giving to the Company not less than one business day's notice of their intention to require the Company to do so. At the expiration of such notice the Company shall be bound to repay the whole of the Loan Note at par together with all outstanding interest accrued on it by way of a bankers draft drawn on a London clearing bank by no later than 12 noon on that day.

5.2    If the Noteholder shall not have given notice in accordance with Clause
       4.1 within 7 days of the Company ceasing to be a wholly owned subsidiary of the Noteholder then the Company shall be entitled at any time or times thereafter

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       to repay to the Noteholder the whole of the Loan Note upon giving to the
       Noteholder not less than one business day's written notice and on the expiry of such notice the Company shall repay the whole of the Loan Note at par together with all outstanding interest accrued on them.

5.3 On any repayment or cancellation of the Loan Note the Noteholder shall surrender the relevant Certificate to the Company for retention by the Company.

5.4 Insofar as not previously redeemed or cancelled the Loan Note referred to in the attached Certificate shall be repayable by the Company immediately at par together with all outstanding interest accrued on it in tranches within a period of 21 days of the delivery to the Company of the relevant Report.

5.5    The Loan Note redeemed by the Company shall be cancelled.

5.6 The giving of a time to the Company by the Noteholder for repayment of the sum due to the Noteholder shall in no way prejudice any of the rights of the Noteholder.

6.     EVENTS OF DEFAULT

6.1 Notwithstanding anything contained in these conditions the Loan Note referred to in the attached Certificate shall become immediately repayable (together with all outstanding interest accrued on them) in any ofthe following events:

6.1.1 If the Company makes default in the payment on the due date of any principal money or shall retake default for a period of 15 days in the payment of any interest due in respect of the Loan Note and the Noteholder of such Loan Note shall by notice in writing to the Company demand immediate repayment ofthe said Loan Note or the balance then outstanding on them, or

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6.1.2  If an order is made or an effective resolution is passed for the appointment of an administrator or for winding up the Company (except in each case for the purposes of reconstruction or amalgamation) or

6.1.3 If the Company stops payment or ceases or threatens to cease carrying on its business or substantially the whole of its business or

6.1.4 If an incumbrancer takes possession or a receiver or administrative receiver is appointed of the whole of or any part of the assets or undertaking of the Company or

6.1.5 If any distress execution sequestration or other process is levied or enforced upon or sued out against the property of the Company and is not paid or discharged within [7] days or

6.1.6 If the Company is deemed unable to pay its debts within the meaning of the Insolvency Act 1986 Section 123

6.2 The Company shall give prompt notice in writing to the Noteholder of the happening of any of the events specified in Clause 5.1


7.     Registration of Noteholders etc

7.1 If shares of the same class are agreed to be sold pursuant to a bid therefore, whether by way of a takeover, merger, amalgamation or consolidation every Noteholder shall be entitled to one certificate stating the amount of Loan Notes held by it.

7.2 THE Company will recognise only the registered holder of any Loan Note for the time being as the absolute owner.


8.     Transfer


This Loan Note is not transferable.

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9.     LOST CERTIFICATES ETC

9.1 If the certificate of the Loan Note is defaced, lost or destroyed it may be renewed. On any application forrenewal the applicant shall provide:

9.1.1  Evidence as to identity, and

9.1.2 Indemnification of expense incurred by the Company in investigating or verifying title As the directors of the Company for the time being may reasonable require.

9.2 In the case of defacement the defaced certificate shall be surrendered before the new certificate is issued.


10.    Notices


10.1 Any notice or other document (including a certificate of Loan Notes) may be given to or served on any Noteholder by hand or by sending the same by registered post in a pre-paid envelope to such Noteholder at its registered address.

10.2 Any notice or other document may be given to or served on the Company by hand or by sending the same by registered post in a pre-paid envelope to the Company at its registered office from time to time.

10.3 Any notice given or document served by hand shall be deemed to have been given or served on delivery. Any notice given or document served by registered post shall be deemed to have been given or served 48 hours after the time when it is posted by pee-paid registered mail and in proving such notice or service it shall be sufficient to prove that the envelope containing the notice of document was properly addressed stamped and posted.